Exhibit 10.1 21536684.v1 German American Bancorp, Inc. Director Compensation Arrangements For the Service Period July 1, 2021 to June 30, 2022 German American Bancorp, Inc. (the “Company”) compensates the non-employee members of its Board of Directors (the “Board”) for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year. Following a recommendation made by the Board’s Governance/Nominating Committee, the Board approved a $25,000 annual cash retainer for the services of each non-employee director during the twelve-month service period commencing as of July 1, 2021, plus, in the case of the lead independent director of the Board and certain Board committee chairs, a supplemental cash retainer in the amounts described below. The cash retainers are deemed earned immediately upon receipt by a director, regardless of the number of meetings actually held or attended during the new service period. The supplemental annual cash retainers to be paid for services during the twelve-month service period commencing July 1, 2021 include: (a) $15,000 to Thomas W. Seger, as the Board’s lead independent director; (b) $8,500 to M. Darren Root, as Chairman of the Board’s Audit Committee; (c) $5,000 to Mr. Seger, as Chairman of the Board’s Governance/Nominating Committee; (d) $5,000 to Zachary W. Bawel, as Chairman of the Board’s Compensation/Human Resources Committee; and (e) $5,000 to Marc D. Fine, as Chairman of the Board’s Credit Risk Management Committee. In addition, the Company agreed to pay to each non-employee director an attendance fee of $850 for each meeting of the Board or any Board committee that he or she attends during the service period and, to the extent applicable, an additional (a) $850 for each meeting that he or she attends of the board of directors of (i) German American Bank (the Company’s bank subsidiary) or any committee or regional advisory board thereof, and (ii) German American Insurance, Inc., and (b) $425 for each meeting that he or she attends of (i) the board of directors of German American Investment Services, Inc., and (ii) the Wealth Advisory (Trust) Oversight Committee. Members of the Board who attend sessions of the Board of the Company or of the Board’s committees that are held concurrently with sessions of the board of directors of the bank subsidiary (German American Bank) or of committees of that subsidiary’s board of directors will receive a single meeting fee of $850 for the combination of the two concurrent meetings. Additionally, those non-employee directors who travel from their primary residence or principal place of business, which is located outside of Dubois County, Indiana or the Indiana counties immediately adjacent to Dubois County, will be paid a $50 travel allowance in connection with his/her in-person attendance at board or assigned committee meetings. Finally, the Board determined that it will consider, at its regular meeting to be held in December 2021, the award of additional retainers in the form of grants (under the Company’s 2019 Long-Term Equity Incentive Plan) of restricted common stock of the Company to the non-employee directors with a market value of not more than $25,000 per director. The Board resolved that its decision to be made in December 2021 of whether to grant such additional retainers in the form of restricted stock (and if so, how much) should be determined at that time based on the Board’s perception of prevailing financial conditions (including the Company’s then-expected operating results for 2021) and such other factors as the Board may then deem relevant. Each grant of restricted stock, if and when granted and issued, would not be transferable prior to the one-year anniversary of the grant date, and would be fully forfeited were a director not to continue in service as a director of the Company through such one-year anniversary, for any reason other than death or disability, and would be subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person a certain percentage of meetings of the boards and committees on which he or she was a member during the period commencing on January 1, 2022 to December 31, 2022, or fail to attend (other than by reason of disability, illness or bona fide emergency) the Company’s Annual Meeting of Shareholders held in 2022. Notwithstanding the foregoing, in any award resolution, the Board may specify (in lieu of the one-year anniversary date specified above) the date of the 2022 Annual Meeting of Shareholders as the date

- 2 - 21536684.v1 for measuring vesting of the restricted stock award for any director who will not be standing for re-election at such Annual Meeting as a result of reaching the retirement age set forth in the Company’s Bylaws.